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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          THE LINCOLN ELECTRIC COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              FREDERICK G. STUEBER
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: Not Applicable

     (2) Aggregate number of securities to which transaction applies: Not Applicable

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable

     (4) Proposed maximum aggregate value of transaction: Not Applicable

     (5) Total fee paid: Not Applicable

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: Not Applicable

     (2) Form, Schedule or Registration Statement No.: Not Applicable

     (3) Filing Party: Not Applicable

     (4) Date Filed: Not Applicable

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                     MATERIALS POSTED ON EMPLOYER'S PREMISES
                     ---------------------------------------

PLEASE POST:                                                     May 9, 1997

To:      All  Employees

Re:      Class B Common Share Reclassification

         We have received several inquiries regarding the Class B Common Share Reclassification, as proposed and described in the Proxy and Voting Direction Statements now circulating for the upcoming annual meeting. We are making the following assistance available to you:

         1. Individuals with questions should call the toll-free shareholder services line at 1-888-805-6304. If the question cannot be answered directly at that time, a follow up call will be made to you.

         2. Here is a Q&A which we believe answers those questions raised so far:

                  Q.       Why is the reclassification being proposed?

                  A. The reclassification will simplify Lincoln Electric's capital structure. It will also provide all shareholders the opportunity to share in market value rather than book value stock. In addition, it facilitates the merger of the ESOP into the 401(k) plan and saves the Company the costs and expenses of the ESOP.

                  Q.       How was the conversion formula determined?

                  A. Lincoln Electric Management recommended the conversion formula. Management took into account views of outside advisors, views of internal specialists and the expected trading range of our public stock. The Lincoln Board of Directors approved Management's recommendation.

                  Q. Why isn't the conversion ratio one for one? Why can't the Company just lift the restriction?

                  A. This would not be fair to the other holders of 24,325,909 Lincoln shares. The Company has the right to buy ESOP shares (now $16.00) upon the occurrence of certain events and is obligated by the corporate charter to pay adjusted book value. Because merely lifting the restrictions could hurt the current value of the other shareholders, the Company must balance these various interests in determining a conversion rate. The Company has to be fair to all shareholders.
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                  Q.       When will the merger of the ESOP and 401(k) occur
                           assuming the proposal passes?

                  A.       As soon as possible, but probably within one month.

                  Q. What if an employee does not participate in the 401(k) voluntarily?

                  A. When the plans are merged, employees will automatically have ESOP accounts established in the 401(k) plan.

                  Q.       What happens if the proposal is rejected?

                  A. The Company intends to continue its practice of repurchasing the ESOP shares at book value as they become available. The merger of the ESOP into the 401(k) will not occur, the Company will continue to pay the costs and expenses of maintaining the ESOP class, and will consider the issue to be closed. Last year those costs and expenses totaled about $70,000.

                                                   John M. Stropki
                                                   Executive Vice President
                                                   President, North America

Removal date:       05/27/97
No.